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                                                                   Exhibit 2.2

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (this "Agreement") is made as of April 26, 2001, between Dennis B. Mellman ("Buyer") and P. Kim Packard (the "Shareholder").

                             BACKGROUND INFORMATION

         A. The Shareholder owns 50 common shares without par value (the "Packard Shares"), of Columbus Jack Corporation, an Ohio corporation ("CJC").

         B. The Shareholder desires to sell, and Buyer desires to purchase (the "Packard Share Purchase"), all of the Packard Shares for the consideration described in Section 1, below.

                             STATEMENT OF AGREEMENT

         The Buyer and the Shareholder (the "Parties") hereby acknowledge the accuracy of the foregoing Background Information and hereby agree as follows:

         Section 1. STOCK PURCHASE AND SALE. On the terms and subject to the conditions described in this Agreement, the Shareholder shall sell, assign, transfer, and deliver to Buyer, and Buyer shall purchase from the Shareholder, all of the Packard Shares, for a total purchase price of $104,000 (the "Purchase Price"), payable as follows:

                  (a) At the Closing (as defined in Section 2, below), Buyer shall pay $44,000 to the Shareholder by certified or bank cashier's check or wire transfer (the "Closing Payment");

                  (b) Not later than December 31, 2002, Buyer shall pay $12,000 to the Shareholder by certified or bank cashier's check or wire transfer;

                  (c) Not later than December 31, 2003, Buyer shall pay $12,000 to the Shareholder by certified or bank cashier's check or wire transfer;

                  (d) Not later than December 31, 2004, Buyer shall pay $12,000 to the Shareholder by certified or bank cashier's check or wire transfer;

                  (e) Not later than December 31, 2005, Buyer shall pay $12,000 to the Shareholder by certified or bank cashier's check or wire transfer; and

                  (f) Not later than December 31, 2006, Buyer shall pay $12,000 to the Shareholder by certified or bank cashier's check or wire transfer.

         Section 2. CLOSING.  The closing of the Packard Share Purchase
(the "Closing") is being held on the date of this Agreement (the "Closing Date") and concurrently with the execution of this

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Agreement; provided that the Closing shall be effective as of 12:01 a.m. on the
Closing Date, unless otherwise agreed to in writing by the Parties.

         Section 3. TRANSFER DOCUMENTS. At the Closing, the Shareholder shall assign and transfer the Packard Shares to the Buyer by delivering to the Buyer all stock certificates evidencing the Packard Shares, together with a stock power relating to the Packard Shares duly executed by the Shareholder in the form agreed upon by the Parties.

         Section 4. REPRESENTATIONS AND WARRANTIES. The Shareholder represents and warrants to the Buyer that: (a) he is the sole legal and beneficial owner of the Packard Shares; (b) he owns the Packard Shares free and clear of any and all liens, encumbrances and claims of any party; (c) he has the right to sell and transfer the Packard Shares to the Buyer in accordance with this Agreement without the consent or agreement of any other party; (d) the Packard Shares represent all of the common shares or other securities of the Company, of any class, owned by him.

         Section 5. NOTICES. Any notice or other communication required or desired to be given to either Party under this Agreement shall be in writing and shall be deemed given when delivered personally to that Party, telecopied (which is confirmed) to that Party at the telecopy number for that Party set forth below, or deposited in the United States certified mail, with postage prepaid, addressed to that Party at the address set forth below or delivered to Federal Express or some other nationally recognized overnight delivery service for delivery to that Party at such address on the next business day:

                  (a)     If to the Shareholder:

                          P. Kim Packard
                          ------------------------
                          ------------------------
                          ------------------------


                  (b)      If to the Buyer:

                          Dennis B. Mellman
                          2690 Bryden Road
                          Columbus, Ohio  43209
                          Telecopy No.:  __________________

                          With a copy to:
                          Wolman, Genshaft & Gellman
                          341 South Third Street
                          Columbus, Ohio 43215
                          Attention:  Nelson Genshaft, Esq.
                          Telecopy No.:  (614) 280-9000

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          Either Party may change its address for notices under this Agreement at any time by giving the other Party notice of that change.

        Section 6. EXECUTION OF DOCUMENTS. Each Party shall execute, acknowledge or verify, and deliver any and all documents which from time to time may be reasonably requested by the other Party to carry out the purposes and intent of this Agreement.

        Section 7. GOVERNING LAW. All questions concerning the validity or meaning of this Agreement or relating to the rights and obligations of the Parties with respect to performance under this Agreement shall be construed and resolved under the laws of the State of Ohio.

        Section 8. CAPTIONS. The captions of the various sections of this Agreement are not part of the context of this Agreement, are only labels to assist in locating those sections, and shall be ignored in construing this Agreement.

        Section 9. SUCCESSORS. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and assigns of each Party.

        Section 10. COMPLETE AGREEMENT. This document contains the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous discussions, negotiations, representations or agreements relating to the subject matter of this Agreement. No changes to this Agreement shall be made or be binding on either Party unless made in writing and signed by each Party.

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DENNIS B. MELLMAN                  P. KIM PACKARD




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